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Exhibit 10.35.4

                               AMENDMENT NO. 4 TO
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
              FOR OFFICERS OF NORTHEAST UTILITIES SYSTEM COMPANIES



The Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies, as amended, is further amended, effective February 25, 2002, as follows:

A. Section 15.1 of the Plan is amended to read in its entirety as follows:

     Amendment or Termination. The Board or the Committee may amend or discontinue the Plan at any time; provided, however, that no amendment or discontinuation shall diminish the Employer's obligation to provide any benefits accrued to the date of such amendment or discontinuation. For purposes of the foregoing, "benefits accrued" shall mean the value of a Participant's benefit under the Plan, as of the date of amendment or discontinuation of the Plan, (i) with respect to the Make-Whole Benefit, based upon the Participant's Compensation, Final Average Compensation, Credited Service and Retirement Plan benefit as of such date, and (ii) with respect to the Target Benefit, based upon the Participant's Final Average Compensation, Credited Service, Retirement Plan benefit and Make-Whole Benefit as of such date. A Participant with an accrued but unvested benefit under the Plan as of the date of amendment or discontinuation of the Plan shall become vested with respect to such benefit upon such Participant's satisfaction of the requirements of Article IV or V, as the case may be.

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